Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8
Registration Statement Under the Securities Act of 1933
(Form Type)

OFG BANCORP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Each Class of Securities to be Registered[1]	Fee Calculation Rule	Amount to be Registered[1]	Proposed Maximum Offering Price per Share[2]	Proposed Maximum Aggregate Offering Price [2]	Fee rate	Amount of Registration Fee
Equity	Common Stock, par value $1.00 per share	457 (c) and (h)	923,774 Shares	$27.06	$24,992,705.57	0.0000927	$2,316.82
Total Offering Amounts					$24,992,705.57		$2,316.82
Total Fee Offsets							$—
Net Fee Due							$2,316.82

1 Represents additional shares of common stock, par value $1.00 per share (the “Common Stock”), reserved for issuance under the Registrant’s 2007 Omnibus Performance Incentive Plan, as amended and restated (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the amount being registered also includes an indeterminate number of shares of Common Stock as may become issuable under the Plan as a result of stock splits, stock dividends or similar transactions.

2 Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h)(1) of Rule 457 under the Securities Act. Based on the average of the high and low prices of the Company’s common stock as reported on the New York Stock Exchange on February 4, 2022.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A